Exhibit 99.2

NEWS
RELEASE

2009-13

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL ANNOUNCES CHANGE TO LIFO INVENTORY VALUATION METHOD AND DECLARATION OF QUARTERLY DIVIDEND

HOUSTON, TEXAS, November 18, 2009 – Frontier Oil Corporation (NYSE: FTO) today announced its intention to change its inventory valuation method to the last-in, first-out (LIFO) method from the first-in, first-out (FIFO) method effective with the filing of the Company’s 10-K for the fiscal year ended December 31, 2009.   The inventory valuation change will decrease Frontier’s reported pre-tax income for the nine months ended September 30, 2009 by approximately $180 million.  As a result of lower pre-tax income, the Company believes it will recognize cash tax savings in excess of $60 million for the nine months ended September 30, 2009.

Frontier also announced today that its Board of Directors declared a regular quarterly cash dividend on the Company’s common stock of $0.06 per share.  The dividend is payable January 13, 2010 to shareholders of record as of the close of business on December 30, 2009.

Based on current market conditions and after giving effect to the change in inventory valuation methods, the Company anticipates being contractually unable to pay cash dividends under the restricted payments provision of the Company’s senior notes indentures upon filing of its 10-K for the year ended December 31, 2009.

Frontier’s President & CEO, Mike Jennings, commented, “Our conversion to LIFO represents both a significant cash tax savings to the Company and improved comparability to our refining peer group, almost all of whom report on a LIFO basis.  Despite our meaningful cash balance, our low profitability this year will likely restrict our ability to pay cash dividends beyond the quarterly distribution declared today.  While we regret that a dividend suspension is a possibility, we believe our shareholders are better served by the cash tax savings that will result from our conversion to LIFO.”

Conference Call

A conference call is scheduled for today, November 18, 2009, at 4:00 p.m. central time to discuss these changes.  To access the call, which is open to the public, please dial (800) 447-0521 (international callers (847) 413-3238), confirmation number 25874352.  A recorded replay of the call may be heard through December 2, 2009 by dialing (888) 843-8996 (international callers (630) 652-3044), passcode 25874352.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of our website www.frontieroil.com.

Frontier operates a 130,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.